Exhibit 99.1

CITI TRENDS DRAWS DOWN ON CREDIT FACILITY

SAVANNAH, GA (March 23, 2020) — Citi Trends, Inc. (NASDAQ: CTRN) announced today that it has drawn down $43.7 million in principal amount under its committed $50 million revolving credit facility.

The Company’s borrowing under its revolving credit facility was a proactive measure taken by the Company to increase its cash position and preserve financial flexibility in light of current uncertainties resulting from the coronavirus (COVID-19) outbreak. In accordance with the terms of the revolving credit facility, the proceeds from this borrowing may in the future be used for working capital, general corporate purposes or other purposes permitted by the revolving credit facility.

The draw down on the facility is in addition to the actions previously announced that are being taken by the Company to strengthen its financial position and balance sheet and preserve liquidity during these uncertain times. These additional actions include reviewing all operating expenses, reducing capital expenditures, reducing inventory as appropriate and for the time being, the Company is not intending to repurchase any shares under the previously announced share repurchase program.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of fashion apparel, accessories and home goods for the entire family. The Company operates 574 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and foreign sourcing and the impacts of COVID-19 on the Company's financial condition and business operation. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235